EXHIBIT 10.1

REIMBURSEMENT AGREEMENT

This Reimbursement Agreement (this “Agreement”) is entered into as of the 29th day of June, 2006 (the “Effective Date”), by and between Velocity Express Corporation, a Delaware corporation (the “Company”), and TH Lee Putnam Ventures, a Delaware partnership (the “Sponsor”).

WHEREAS, certain affiliates of the Sponsor have provided equity financing to the Company.

WHEREAS, Sponsor and its affiliates have incurred costs and expenses in connection with providing such services to the Company and expect to incur future costs and expenses on the Company’s behalf.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Prior Costs and Expenses. The Company and Sponsor agree that the Company is indebted to Sponsor as of the Effective Date for:

(a) for costs and expenses incurred on behalf of the Company in the amount of $89,551.47;

(b) Sponsor’s overfunding of a credit facility provided by Sponsor for the benefit of the Company in the amount of $130,000;

(c) merger and acquisition services provided by Sponsor to the Company in connection with the pending CD&L merger; and

(d) credit enhancements provided to the Company in the form of loan guarantees.

The Company shall reimburse Sponsor in cash for the amount set forth in (a) above promptly upon demand made by Sponsor. The Company’s obligation to Sponsor with respect to (b) above shall be paid by the Company’s issuance to Sponsor of approximately 118,181 shares of the Company’s Series Q Convertible Preferred Stock. The Company shall compensate Sponsor for the services described in (c) and (d) above by issuing to Sponsor four-year warrants to purchase 250,000 and 547,500 shares, respectively, of the Company’s common stock, $.004 par value per share, at a price of $.01 per share. Such warrants will be substantially similar to the warrant instruments issuable to purchasers of the Company’s 12 percent senior secured notes.

2. Legal Fees and Expenses.

(a) Sponsor and the Company acknowledge and agree that the Company is obligated to pay to Kirkland & Ellis LLP fees and expenses in the amount of $149,489.86 for legal work related to strategic planning and corporate finance arranged by Sponsor for the exclusive benefit of the Company.

(b) Sponsor and the Company acknowledge and agree that the Company is to pay all reasonable legal fees and expenses incurred by Sponsor with respect to its investment in the Company’s Series Q Preferred Stock.

3. Reimbursement of Future Costs and Expenses. Subject to the terms and conditions set forth herein, the Company shall pay on demand and in cash all out of pocket and other third-party costs and expenses incurred by Sponsor on behalf of the Company. Prior to incurring any costs or expenses reimbursable by the Company, Sponsor shall obtain the written consent of the Company’s Chief Executive Officer or Chief Financial Officer, who shall take such actions necessary to ensure that such consent is not provided unless and until:

(a) all conditions for approval of transactions with affiliates and stockholders contained in the Certificates of Designation of Preferences and Rights for the Company’s Series M and Series N Convertible Preferred Stock have been satisfied;

(b) the Company has complied with the terms and conditions of the Company’s Senior Secured Note Indenture, including without limitation Section 4.14 thereof; and

(c) the Company has satisfied any and all contractual and other restrictions imposed on such transactions by documents and instruments governing the Company’s debt and equity financing arrangements.

Sponsor shall provide to the Company copies of all invoices and other documentation substantiating the nature and amount of all costs and expenses for which reimbursement is requested pursuant to this Agreement. The Company shall effect such reimbursements via wire transfer of immediately available funds to an account(s) specified in writing by the Sponsor for such purpose.

4. Registration Rights. The Company shall register the Common Stock underlying the Company’s Series Q Convertible Preferred Stock and the four-year warrants referred to in Section 1 of this agreement at the same time as it registers the securities of other purchasers of Series Q Convertible Preferred Stock and warrants, pursuant to the terms of a registration rights agreement between the Company and such purchasers.

5. Term. The term of this Agreement commence on the Effective Date and continue in full force and effect until terminated: (a) by Sponsor on at least 30 days prior written notice to the Company, or (b) automatically on the date which Sponsor no longer beneficially owns equity securities of the Company. Upon any termination of this Agreement, any and all owed and unpaid obligations of the Company under Sections 1, 2 and 3 above survive.

6. Indemnification.

(a) The Company will indemnify and hold harmless Sponsor, its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such entities and persons being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings (the “Liabilities”), related to, arising out of or in connection with: (i) any action taken within the scope of this Agreement in good faith by an Indemnified Party on behalf of the Company and (ii) any breach by the Company of any of the terms of this Agreement, except, in each case, if a court, in a final judgment from which no further appeal may be taken, determines that the Liability resulted primarily from the gross negligence or willful misconduct by an Indemnified Party (an “Indemnified Party Fault”).

(b) The Company will reimburse any Indemnified Party for all costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification hereunder, subject to repayment by the Indemnified Party in the case of an Indemnified Party Fault.

7. Assignment. Neither the Company nor Sponsor shall have the right to assign this Agreement without the written consent of the other party, which consent may be withheld for any reason.

8. Amendments and Waivers. No amendment or waiver of any term, provision or condition of this Agreement shall be effective, unless in writing and executed by Sponsor and the Company. No course of dealing of any party nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

9. Miscellaneous.

(a) Choice of Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the state of New York without giving effect to any choice or conflict of law provision or rule contained therein.

(b) Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of New York. Each of the parties hereto by execution hereof: (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in the State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof; and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, any defense to such jurisdiction.

(c) Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior communication or agreement with respect thereto.

(d) Severability. If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced to the maximum extent permitted by law.

(e) Counterparts. This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

(f) Prevailing Party. If any legal action or other proceedings is brought for a breach of this Agreement or any of the warranties herein, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in bringing such action or proceeding, in addition to any other relief to which such party may be entitled.

(g) Waiver of Jury Trial. Each of the parties hereto hereby waives any right to train by jury in any action, matter, or proceeding regarding this Agreement or any provision hereof.

10. Notice. All notices, demands, and communications of any kind which any party may require or desire to serve upon any other party under this Agreement shall be in writing and shall be served upon such other party and such other party’s copied persons as specified below by personal delivery to the address set forth for it below or to such other address as such party shall have specified by notice to each other party or by mailing a copy thereof by certified or registered mail, or by Federal Express or any other reputable overnight courier service, postage prepaid, with return receipt requested, addressed to such party and copied persons at such addresses. In the case of service by personal delivery, it shall be deemed complete on the first business day after the date of actual delivery to such address. In case of service by mail or by overnight courier, it shall be deemed complete, whether or not received, on the third day after the date of mailing as shown by the registered or certified mail receipt or courier service receipt. Notwithstanding the foregoing, notice to any party or copied Person of change of address shall be deemed complete only upon actual receipt by an officer or agent of such party or copied person.

If to the Company, to it at:

One Morningside Drive North,
Building B, Suite 200
Westport, CT 06880
Attention: Edward W. Stone
Telecopier: (203) 349-4160

with a copy (which shall not constitute notice) to:

Briggs and Morgan, P.A.
2200 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Attention: Avron L. Gordon or Brett D. Anderson
Telephone: (612) 977-8400
Telecopy: (612) 977-8650

If to the Sponsor:

TH Lee Putnam Fund Ventures
200 Madison Avenue
New York, New York 10016
Attention: Jim Brown / Fred Coulson
fred.coulson@thlpv.com
Telecopier: (212) 951-8655

with a copy (which shall not constitute notice) to:

Golenbock Eiseman Assor Bell & Peskoe LLP
437 Madison Avenue
New York, NY 10022
Attention: Andrew C. Peskoe, Esq.
apeskoe@golenbock.com
Telecopier: (212) 754-0330

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as an instrument under seal as of the Effective Date by its officer or representative thereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name:	Edward W. Stone
Title:	Chief Financial Officer

Sponsor:

TH LEE PUTNAM VENTURES

By:	TH Lee Putnam Fund Advisors, L.P., its general partner

By:	/s/ Fred Coulson
Title:	Vice President